Exhibit 99.1

Longs Reports Preliminary January and 4th Quarter Sales

Company Schedules March 3rd Release of 4th Quarter Results

WALNUT CREEK, CA (February 6, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $344.6 million for the four-week period ended January 29, 2004, a 5.1% increase over sales of $327.7 million in the comparable period a year ago. Pharmacy sales were 48.5% of total drug store sales compared with 47.9% a year ago.

Preliminary January same-store sales increased 2.4% from the comparable period last year.  Pharmacy same-store sales increased 2.9% and front-end same-store sales increased 1.9%.  Longs estimated that January same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike that began October 11th.

Preliminary total sales of $1.23 billion for the thirteen weeks ended January 29, 2004 were 4.8% higher than the $1.17 billion reported in the comparable period last year.  Pharmacy sales were 43.9% of total drug store sales during the quarter, compared with 42.2% a year ago.  Same-store sales increased 2.2%, with pharmacy same-store sales increasing 5.5% and front-end same-store sales decreasing 0.2%.  Longs estimated that fourth quarter same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike.

Preliminary total sales of $4.53 billion for the 52 weeks ended January 29, 2004 were 2.3% higher than the $4.43 billion reported last year.  Pharmacy sales were 46.3% of total drug store sales during fiscal 2004, compared with 44.4% last year.  Same-store sales decreased 0.2%, with pharmacy same-store sales increasing 3.5% and front-end same-store sales decreasing 3.2%.  Longs estimated that same-store sales for the 52 weeks were favorably impacted by 80 to 100 basis points as a result of the Southern California grocery strike.

Longs is scheduled to announce its results for the fourth quarter of fiscal 2004 on Wednesday, March 3rd, and has scheduled a conference call for 4:30 p.m. ET/1:30 p.m. PT to discuss its performance. The live webcast can be accessed on www.longs.com.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 470 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.